Exhibit 11
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                             HERLEY INDUSTRIES, INC.
                                AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS


                                                                         52 Weeks ended
                                                53 Weeks ended     ------------------------
                                                August 3, 1997  July 28, 1996    July 30,1995
                                                --------------  -------------    ------------

Net Income (loss)                                 $ 4,803,659    $ 3,668,956    $(4,890,166)
                                                    =========      =========      =========
Weighted average shares outstanding:
      Shares outstanding from beginning
        of period                                   3,914,829      4,021,317      5,567,585
      Shares issued for options exercised             371,696         96,363         27,223
      Treasury shares acquired                       (223,020)      (331,504)      (679,016)
      Common equivalents - options and warrants       670,177        467,609         63,076
Weighted average  common and common
      equivalent shares outstanding                 4,733,682      4,253,785      4,978,868
                                                    =========      =========      =========
Earnings (loss) per common and
      common equivalent share                          $ 1.01         $  .86         $ (.98)
                                                         ====           ====           ====
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